Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Receives Order for Multiple ROSA and AVAs from Leading Oil and Gas Operations Company

Robotic Assistance Devices, Inc. (RAD), Secures Order Totaling 13 Devices from Single Client at One Location

Detroit, Michigan, April 18, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received an order for 11 ROSA security robots and 2 AVA access control solutions. The order was facilitated by one of RAD’s largest national authorized dealers.

The end-user client is a Fortune 250-ranked supplier of technology-driven solutions that empower the global energy industry. All 13 devices are to be deployed at one of the client’s large warehousing centers, tasked with the detection and deterrence of trespassing, loitering and other security breaches. One of the two AVA units will replace a security guard at a secure entrance gate and the entire system has the equivalent value in human labor in the range of $400,000 to $600,000 annually. The remaining AVA unit will supplement the tasks of a security guard at another gated entrance to the facility.

The company announced that it expects the full 13-unit order to be delivered to the project site by the end of April 2023 and noted that it continued to make significant progress satisfying backlogged orders. It’s expected that RAD will begin invoicing this deployment in May or June.

“Our progress with this particular nationwide dealer has been substantial and barely unlocks the potential we have together,” said Mark Folmer, CPP, FSyI, President of RAD. “We’re very grateful for the strong national representation and excited at nation-wide roll out plans that are nearing completion.”

“Enterprise organizations see immediate and substantial impact when they integrate RAD’s solutions into their facility and security plans,” said Steve Reinharz, CEO of AITX and RAD. “As the market for security guard labor continues to tighten, I expect we’ll see acceleration of RAD solutions.”

The Company expects to make additional announcements regarding its authorized dealers’ activities and further sales updates.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AVA (Autonomous Verified Access) is a compact and stanchion mountable unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. AVA takes full advantage of the RAD Software Suite providing an ideal solution for gated communities, logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased security and visibility is needed at a fraction of the cost. At ISC West 2022, AVA was named a winner of the SIA New Products and Solutions Awards in the category of Access Control Software, Hardware, Devices and Peripherals.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz